Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

EXHIBIT 99.1

NEWS RELEASE

Northrim BanCorp Profits Increased 63% to $3.2 Million, or $0.49 Per Share, in 3Q10

ANCHORAGE, AK—October 26, 2010—Northrim BanCorp, Inc. (NASDAQ: NRIM) (“Northrim”), the bank holding company for Northrim Bank, today reported net income in the third quarter increased 63% to $3.2 million, or $0.49 per diluted share, boosted by $1.2 million in gains on sale of other real estate owned and a $1 million reduction in the provision for loan losses. In the second quarter of 2010, net income was $2.1 million, or $0.33 per diluted share, and in the third quarter a year ago it was $1.9 million, or $0.30 per diluted share. For the first nine months of 2010, profits grew 25% to $7.2 million, or $1.11 per diluted share, from $5.8 million, or $0.90 per diluted share, in the like period a year ago.

Financial Highlights (at or for the quarter ended September 30, 2010, compared to June 30, 2010, and September 30, 2009)

•	Northrim continued to maintain strong capital ratios with Tier 1 Capital/risk adjusted assets of 14.46% as compared to 14.77% in the immediate prior quarter and 13.96% a year ago. Because the company elected not to participate in the Capital Purchase Program sponsored by the U. S. Treasury in 2008, these ratios do not reflect any government investment in Northrim.

•	Northrim’s tangible common equity to tangible assets at quarter end was 10.50%, up from 10.32% a year earlier.

•	Nonperforming assets declined in the quarter to $25.0 million or 2.41% of total assets, compared to $28.4 million, or 2.82% of total assets at the end of the second quarter 2010 and $39.0 million or 3.95% at September 30, 2009.

•	Book value was $18.22 per share and tangible book value was $16.86 per share, up from $17.28 and $15.85 respectively a year earlier.

•	The allowance for loan losses continued to increase, now totaling 2.31% of total portfolio loans at September 30, 2010, compared to 2.00% at September 30, 2009. The allowance for loan losses to nonperforming loans also increased to 105.93% from 46.62% a year ago.

•	Other operating income, which includes revenues from service charges, electronic banking, and financial services affiliates, contributed 29% of total third quarter revenues and 25% of year-to-date revenues.

•	The cash dividend paid on September 17, 2010, rose 20% to $0.12 per diluted share from $0.10 per diluted share paid in the prior quarter.

“The improvement in our credit quality has helped us to increase our earnings this year,” said Marc Langland, Chairman, President and CEO. “In addition, we are generating good revenues from our financial services affiliates, where we provide mortgages, wealth management, employee benefits and receivables financing in both the Alaska and the greater Seattle market. These affiliated businesses help us to strengthen our relationship with our customers.”

Alaska Economic Update
According to the Department of Labor, “Alaska’s seasonally adjusted unemployment rate for August was 7.7%, unchanged from July. The comparable national jobless rate for August was 9.6%, up slightly from 9.5% in July. One year ago, the national unemployment rate was 9.7% compared to 8.2% for Alaska.  August was the 22nd consecutive month that Alaska’s unemployment rate was lower than the nation’s.” The average monthly payroll job count in Alaska has increased 1% to 325,875 from 322,550 through August of 2010 when compared to the first eight months of 2009.

According to the Bureau of Economic Analysis, personal income in Alaska rose 3.5% between the second quarter of 2009 and 2010.  This is compared to 2.2% growth over the same period in the US.  Personal income in Alaska has grown for six consecutive quarters between the first quarter of 2009 and the second quarter of 2010.

The retail sector is currently benefitting from the seasonal boost in consumption generated from the Permanent Fund Dividend, which paid $1,281 to every resident early in October.

Northrim Bank hosts the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. With contributions from economists, business leaders, policy makers and everyday Alaskans, Alaskanomics aims to engage readers in an ongoing conversation about our economy, now and in the future. Join the conversation at www.Alaskanomics.com for more information on the Alaska economy by visiting www.northrim.com and click on the “About Alaska” tab.

Asset Quality and Balance Sheet Review

Northrim’s total assets grew 3% to $1.04 billion at September 30, 2010, from $1.01 billion at June 30, 2010, and 5% from $986 million at September 30, 2009, with an increase in overnight and portfolio investments offsetting continuing maturities in the construction loan portfolio and lower levels of commercial loans. Total portfolio loans decreased 6% in the third quarter to $635 million from $674 million a year ago. Loans held for sale increased to $20.1 million, reflecting the rebound in mortgage refinancing this quarter. These loans were purchased from our mortgage affiliate and are held until their final sale in the secondary market.

The loan portfolio remains diversified with commercial loans accounting for 37% of the portfolio and commercial real estate accounting for 48% of the portfolio at September 30, 2010. Construction and land development loans, which accounted for 8% of the loan portfolio at September 30, 2010, are down 38% to $51.0 million from $82.2 million a year ago, reflecting the maturing of projects funded in past years, the reduction in new project starts in the past two years, and continuing successful collection efforts.

Nonperforming assets at September 30, 2010 declined by $14.0 million year-over-year and $3.4 million from the preceding quarter. The risk profile of the portfolio improved as a result of the following developments:

•	Loans measured for impairment decreased to $22.2 million at September 30, 2010, compared to $25.1 million at June 30, 2010, and $52.6 million in the third quarter a year ago.

•	Nonperforming loans totaled $13.9 million, or 2.19% of total portfolio loans at September 30, 2010, compared to $28.9 million, or 4.28% of total portfolio loans a year ago.

•	The $4.8 million condominium conversion project in Anchorage that moved into OREO during the fourth quarter of 2009 continues to generate rental income producing an average yield of approximately 2%. Of the 68 original units, 35 condos have been sold and 22 are rented, providing positive year-to-date cash flow for the project.

•	Sales of OREO continued during the third quarter, with 26 properties sold for an aggregate of $3.3 million, generating a $332,000 net gain over current carrying value. The Company also recognized $830,000 in deferred gains on sales of OREO property that occurred in previous periods and now meet the accounting requirements for gain recognition. The deferred gains recognized in the current period included $422,000 related to one commercial property that was sold in 2007, and the remainder of these gains were from the sale of ten condominiums and two lots sold in late 2009 and throughout the first half of 2010. At September 30, 2010, the company had $194,000 in remaining deferred gains on sale of OREO property.

•	Year-to-date OREO sales generated $9.2 million in gross proceeds, $613,000 in gain on sale of 62 properties total. Year-to-date gain on the sale of OREO totaled $1.4 million including recognition of the $830,000 in deferred gains discussed above.

•	Net charge-offs in the third quarter of 2010, totaled $132,000, or 0.02% of average loans, reflecting the effects of $661,000 in recoveries, compared to net charge-offs of $1.1 million, or 0.16% of average loans during the third quarter of 2009. Year-to-date net charge-offs totaled $1.6 million, or 0.32%, annualized, of average loans, down from $4.3 million, or 0.83%, annualized, of average loans in the first nine months of 2009.

•	The coverage ratio of the allowance to nonperforming loans increased to 105.93% at September 30, 2010, compared to 46.62% in the third quarter a year ago. This increase is primarily due to the decrease in nonperforming loans to $13.9 million at September 30, 2010 from $28.9 million at September 30, 2009.

“We are pleased with the pace of our OREO sales and with the stability of our real estate markets, which allowed us to book gains this quarter,” said Joe Beedle, President of Northrim Bank.

The allowance for loan losses was $14.7 million, or 2.31% of portfolio loans at the end of the third quarter of 2010, compared to $14.4 million, or 2.30% of total loans at June 30, 2010, and $13.5 million, or 2.00% of total loans a year ago.

The investment portfolio increased 39% to $215.0 million at the end of the third quarter, from $154.3 million a year ago. At September 30, 2010, the portfolio was comprised of 71% U.S. Agency securities, 11% securities of Alaskan municipalities, utilities, or state agencies, 17% corporate bonds, and 1%, or $2 million of stock in the Federal Home Loan Bank of Seattle. “With strong local deposit growth, we continue to build our securities portfolio, emphasizing high-quality and short duration,” said Joe Schierhorn, Chief Financial Officer. “We have instituted an outreach program to leverage this deposit growth and add new loan relationships.”

Total deposits grew 3% in the quarter and 5% year-over-year to $878.7 million at September 30, 2010, compared to $851.5 million at June 30, 2010 and $837.1 million a year ago. “All of our deposits are in-market and time deposits continue to be heavily weighted to shorter-term maturities,” said Chris Knudson, Chief Operating Officer. Noninterest-bearing demand deposits at September 30, 2010, increased 5% from a year ago and account for 32% of total deposits. Interest-bearing demand deposits also increased 9% year-over-year and account for 14% of total deposits. The Alaska CD (a flexible certificate of deposit program) grew 3% and accounts for 13% of total deposits. Savings account balances were up 24% from a year ago and represent 9% of total deposits. Money market balances were up 7% and account for 15% of all deposits and time deposit balances fell 7% year-over year and now account for 17% of total deposits.

Shareholders’ equity increased 6% to $116.9 million, or $18.22 book value per share, at quarter end, compared to $109.9 million, or $17.28 book value per share, at September 30, 2009. Tangible book value per share was $16.86 up from $15.85 a year earlier. Northrim remains well capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.46% at September 30, 2010.

Review of Operations

Including increased contributions from Northrim’s mortgage affiliate and gains from sales of OREO, revenue (net interest income plus other operating income) grew to $15.4 million up from $14.7 million in the preceding quarter and $15.1 million in the third quarter of 2009. Year-to-date revenue totaled $44.2 million compared to $45.2 million in the first nine months of 2009.

Third quarter 2010 net interest income, before the provision for loan losses, was $10.9 million compared to $11.1 million in the preceding quarter and $11.7 million in the third quarter of 2009. In the first nine months of 2010, net interest income before provision for loan losses was $33.3 million compared to $34.6 million in the first nine months of 2009.

Northrim’s net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 4.77% in the third quarter of 2010, compared to 5.06% in the second quarter of 2010 and 5.38% in the third quarter a year ago. For the first nine months of 2010, Northrim’s net interest margin was 5.05% compared to 5.36% in the like period a year ago. “ The combination of lower rates on our loans and securities along with lower loan volumes has led to a lower margin,” said Beedle. “As a result of these factors we expect pressures on our margin to continue for the next few quarters.”

Northrim added $417,000 to the loan loss provision in the third quarter of 2010, compared to $1.4 million in both the immediate prior quarter and the third quarter a year ago. Year-to-date, the provision for loan losses totaled $3.2 million compared to $4.9 million in the first nine months of 2009. In the third quarter of 2010, net interest income, after the provision for loan losses, was $10.5 million compared to $9.7 million in the prior quarter and $10.4 million a year ago. For the first nine months of 2010, net interest income after the provision for loan losses was $30.1 million compared to $29.7 million in the like period a year ago.

Total other operating income increased 24% for the third quarter of 2010 from the prior quarter and grew 33% year-over-year reflecting strong contributions from the company’s mortgage affiliate and increased gains on the sale of OREO. Other operating income totaled $4.5 million in the third quarter of 2010 compared to $3.6 million in the second quarter of 2010 and $3.4 million in the third quarter of 2009. For the first nine months of 2010, other operating income totaled $10.9 million compared to $10.6 million for the first nine months of 2009. Deposit account service charge income declined 14% in the linked quarter to $659,000 down from $762,000 in the preceding quarter and compared to $791,000 in the third quarter of 2009, reflecting legislative changes on the assessment of overdraft fees for debit card transactions. For the first nine months of the year, service charges on deposit accounts were down 7% to $2.1 million from $2.3 million a year ago.

Purchased receivable income contributed $485,000 to third quarter revenues, compared to $595,000 in the preceding quarter and $474,000 in the year ago quarter. Year-to-date, purchased receivables income contributed $1.4 million compared to $1.7 million for the first nine months of 2009. “Purchase receivables are a good source of revenues for us, allowing us to offer local financing options for small businesses in the Puget Sound area,” said Beedle.

Employee benefit plan income contributed $466,000 to third quarter revenues compared to $469,000 for the third quarter of 2009. Year-to-date employee benefit plan income totaled $1.4 million, up from $1.3 million a year ago. “Health care benefits are important to our small business customers and this product offering is a good source of revenues and a competitive differentiator for us in our market,” noted Langland. “We also benefit from the two wealth management affiliates in which we have an ownership interest, Elliott Cove Capital and Pacific Wealth Advisors. Both of these firms provide additional financial choices to our customers while adding value to the overall customer relationship.”

Income from Northrim’s mortgage affiliate contributed $570,000 to third quarter revenues, up from $385,000 in the third quarter a year ago. “Continuing declines in mortgage rates are stimulating another refinance wave in the mortgage market,” said Knudson.

Third quarter operating expense was down 2% from the second quarter and down 8% year-over-year, reflecting reduced salary and other personnel expenses, insurance expenses, and OREO management costs. In addition, the third quarter of 2009 included a one-time $718,000 prepayment penalty on Federal Home Loan Bank advances. Noninterest expense in the third quarter of 2010 was $10.0 million compared to $10.9 million in the third quarter a year ago. Noninterest expense in the first nine months of 2010 was $30.3 million compared to $31.9 million in the like period a year ago.

The efficiency ratio during the third quarter of 2010 was 64.47%, compared to 68.63% in the second quarter of 2010 and 71.42% in the third quarter a year ago. The efficiency ratio, calculated by dividing noninterest expense, excluding intangible asset amortization expense, by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

Income Statement

(Dollars in thousands, except per share data) *(Unaudited)*	Three Months Ending				
	September 30, 2010	June 30, 2010	Three Month % Change	September 30, 2009	One Year % Change
Interest Income:					
Interest and fees on loans	$11,249	$11,212	0%	$12,218	-8%
Interest on portfolio investments	963	1,315	-27%	1,155	-17%
Interest on overnight investments	54	42	29%	31	74%
Total interest income	12,266	12,569	-2%	13,404	-8%
Interest Expense:					
Interest expense on deposits	1,161	1,265	-8%	1,351	-14%
Interest expense on borrowings	209	201	4%	311	-33%
Total interest expense	1,370	1,466	-7%	1,662	-18%
Net interest income	10,896	11,103	-2%	11,742	-7%
Provision for loan losses	417	1,375	-70%	1,374	-70%
Net interest income after provision for loan losses	10,479	9,728	8%	10,368	1%
Other Operating Income:					
Service charges on deposit accounts	659	762	-14%	791	-17%
Purchased receivable income	485	595	-18%	474	2%
Employee benefit plan income	466	530	-12%	469	-1%
Electronic banking income	449	435	3%	463	-3%
OREO gain on sale and rental income	1,277	383	233%	206	520%
Equity in earnings from mortgage affiliate	570	182	213%	385	48%
Gain on sale of securities	58	132	-56%	24	142%
Other income	513	586	-12%	553	-7%
Total other operating income	4,477	3,605	24%	3,365	33%
Other Operating Expense:					
Salaries and other personnel expense	5,394	5,402	0%	5,730	-6%
Occupancy expense	1,016	897	13%	977	4%
Marketing expense	445	439	1%	317	40%
Insurance expense	502	422	19%	502	0%
OREO expense, including any impairment	308	343	-10%	309	0%
Professional and outside services	338	323	5%	374	-10%
Equipment expense	304	244	25%	286	6%
Purchased receivable (gain) losses	(3)	406	-101%	-	NA
Intangible asset amortization expense	76	77	-1%	82	-7%
Prepayment penalty on FHLB advance repayments	-	-	NA	718	-100%
Other expense	1,607	1,618	-1%	1,577	2%
Total other operating expense	9,987	10,171	-2%	10,872	-8%
Income before provision for income taxes	4,969	3,162	57%	2,861	74%
Provision for income taxes	1,629	912	79%	810	101%
Net income	3,340	2,250	48%	2,051	63%
Less: Net income attributable to the noncontrolling interest	162	110	47%	102	59%
Net income attributable to Northrim BanCorp	$3,178	$2,140	49%	$1,949	63%
Basic EPS	$0.50	$0.34	47%	$0.31	61%
Diluted EPS	$0.49	$0.33	48%	$0.30	63%
Average basic shares	6,401,069	6,386,925	0%	6,348,519	1%
Average diluted shares	6,479,813	6,473,622	0%	6,422,262	1%

Income Statement

(Dollars in thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30,		
	2010	2009	One Year % Change
Interest Income:			
Interest and fees on loans	$33,883	$36,672	-8%
Interest on portfolio investments	3,607	3,352	8%
Interest on overnight investments	119	122	-2%
Total interest income	37,609	40,146	-6%
Interest Expense:			
Interest expense on deposits	3,701	4,495	-18%
Interest expense on borrowings	605	1,067	-43%
Total interest expense	4,306	5,562	-23%
Net interest income	33,303	34,584	-4%
Provision for loan losses	3,167	4,866	-35%
Net interest income after provision for loan losses	30,136	29,718	1%
Other Operating Income:			
Service charges on deposit accounts	2,121	2,269	-7%
Employee benefit plan income	1,417	1,282	11%
Purchased receivable income	1,394	1,706	-18%
Electronic banking Income	1,284	1,124	14%
OREO gain on sale and rental income	1,930	446	333%
Gain on sale of securities	471	220	114%
Equity in earnings from mortgage affiliate	679	1,997	-66%
Other income	1,649	1,570	5%
Total other operating income	10,945	10,614	3%
Other Operating Expense:			
Salaries and other personnel expense	16,416	16,889	-3%
Occupancy, net	2,832	2,789	2%
Insurance expense	1,482	2,266	-35%
Marketing expense	1,323	951	39%
OREO expense, including any impairment	1,023	1,170	-13%
Professional and outside services	903	1,061	-15%
Equipment expense	821	887	-7%
Intangible asset amortization expense	229	247	-7%
Purchased receivable (gain) losses	404	(16)	2625%
Prepayment penalty on FHLB advance repayment	-	718	-100%
Other expense	4,889	4,979	-2%
Total other operating expense	30,322	31,941	-5%
Income before provision for income taxes	10,759	8,391	28%
Provision for income taxes	3,243	2,318	40%
Net income	7,516	6,073	24%
Less: Net income attributable to the noncontrolling interest	298	292	2%
Net income attributable to Northrim BanCorp	$7,218	$5,781	25%
Basic EPS	$1.13	$0.91	24%
Diluted EPS	$1.11	$0.90	23%
Average basic shares	6,391,252	6,388,757	0%
Average diluted shares	6,473,915	6,406,117	1%

Balance Sheet

(Dollars in thousands, except per share data)

(Unaudited)	September 30, 2010	June 30, 2010	Three Month % Change	September 30, 2009	One Year % Change
Assets:					
Cash and due from banks	$22,367	$22,316	0%	$24,979	-10%
Overnight investments	60,939	82,749	-26%	51,120	19%
Portfolio investments	215,037	177,050	21%	154,272	39%
Loans:					
Commercial loans	237,667	244,291	-3%	249,171	-5%
Commercial real estate	305,808	290,122	5%	298,828	2%
Construction loans	50,979	49,122	4%	82,160	-38%
Consumer loans	43,882	47,202	-7%	46,047	-5%
Other loans	90	134	-33%	691	-87%
Unearned loan fees	(2,951)	(2,498)	18%	(2,706)	9%
Total portfolio loans	635,475	628,373	1%	674,191	-6%
Loans held for sale	20,082	8,210	145%	-	NA
Total loans	655,557	636,583	3%	674,191	-3%
Allowance for loan losses	(14,711)	(14,427)	2%	(13,452)	9%
Net loans	640,846	622,156	3%	660,739	-3%
Purchased receivables, net	8,654	10,754	-20%	8,202	6%
Premises and equipment, net	28,769	27,932	3%	28,889	0%
Goodwill and intangible assets	8,767	8,843	-1%	9,072	-3%
Other real estate owned	11,019	12,973	-15%	10,118	9%
Other assets	41,536	42,391	-2%	38,301	8%
Total assets	$1,037,934	$1,007,164	3%	$985,692	5%
Liabilities:					
Demand deposits	$281,972	$272,743	3%	$267,291	5%
Interest-bearing demand	126,056	120,826	4%	115,337	9%
Savings deposits	77,971	71,167	10%	62,761	24%
Alaska CDs	111,526	113,692	-2%	108,057	3%
Money market deposits	132,349	126,841	4%	123,239	7%
Time deposits	148,854	146,216	2%	160,423	-7%
Total deposits	878,728	851,485	3%	837,108	5%
Securities sold under repurchase agreements	9,996	8,871	13%	5,090	96%
Other borrowings	5,506	5,532	0%	5,649	-3%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	8,290	8,694	-5%	9,356	-11%
Total liabilities	921,078	893,140	3%	875,761	5%
Shareholders' Equity:					
Northrim BanCorp shareholders' equity	116,814	113,981	2%	109,900	6%
Noncontrolling interest	42	43	-2%	31	35%
Total shareholders' equity	116,856	114,024	2%	109,931	6%
Total liabilities and shareholders' equity	$1,037,934	$1,007,164	3%	$985,692	5%

Average Balances

(Dollars in thousands, except per share data)

(Unaudited)

	September 30, 2010	June 30, 2010	Three Month % Change	September 30, 2009	One Year % Change
Average Quarter Balances					
Total loans	$645,126	$635,810	1%	$674,872	-4%
Total earning assets	913,082	885,059	3%	868,459	5%
Total assets	1,018,867	993,460	3%	972,837	5%
Noninterest-bearing deposits	269,721	259,799	4%	247,647	9%
Interest-bearing deposits	591,319	578,875	2%	568,754	4%
Total deposits	861,040	838,674	3%	816,401	5%
Shareholders' equity	115,813	114,143	1%	109,695	6%
Average Year-to-date Balances - unaudited					
Loans	$643,189	$642,204	0%	$692,788	-7%
Total earning assets	887,490	874,482	1%	868,507	2%
Total assets	995,287	983,302	1%	976,073	2%
Noninterest-bearing deposits	257,483	251,262	2%	233,261	10%
Interest-bearing deposits	582,614	578,189	1%	588,105	-1%
Total deposits	840,097	829,451	1%	821,366	2%
Shareholders' equity	114,194	113,371	1%	108,157	6%

www.northrim.com

Sources include the State of Alaska Department of Labor and US Department of Commerce Bureau of Economic Analysis

FORWARD LOOKING STATEMENTS

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.